                                  EXHIBIT 99.1

                               AMENDMENT NO. 1 TO
                   AMENDED AND RESTATED SALESLOGIX CORPORATION
                           1996 EQUITY INCENTIVE PLAN

         WHEREAS, the Board of Directors of SalesLogix Corporation (the "Company") has approved this Amendment No. 1 to the Amended and Restated SalesLogix Corporation 1996 Equity Incentive Plan, a copy of which is attached hereto as Exhibit A (the "Plan"), subject to approval by the Company's stockholders at a Special Meeting to be held on or about April 3, 2000.

         NOW, THEREFORE, effective immediately upon approval by the Company's stockholders, the Plan shall be amended as provided in this Amendment No. 1 as follows:

         1. CAPITALIZED TERMS. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

         2.   PLAN AMENDMENTS.

                  (a) NUMBER OF SHARES ISSUABLE UNDER PLAN. References to 4,500,000 shares in Section 3.1 of the Plan shall be revised to reference 6,300,000 shares.

                  (b) MAXIMUM NUMBER OF SHARES ISSUABLE TO ANY PARTICIPANT. A new Section 3.5 shall be added to the Plan which provides as follows:

                  3.5 INDIVIDUAL LIMITS. The maximum number of shares issuable pursuant to Awards granted to any Participant during any calendar year shall be 1,000,000 shares, as adjusted under
                  Section 13.1 of the Plan.

                  (c) COMMITTEE. Section 5.1 of the Plan shall be amended and restated in its entirety as follows:

                  5.1 BOARD. The Plan shall be administered by the Board or a Committee appointed by the Board to administer the Plan at any time or from time to time. If the Company has a class of equity securities registered under Section 12 of the Exchange Act, the Plan shall be administered by the Board or a Committee of the Board in accordance with Rule 16b-3, or successor legislation, under the Exchange Act, and, where necessary to comply with Section 162(m) of the Code, comprised of "outside directors" as defined therein. Once appointed, the Committee shall continue to serve until otherwise directed by the Board. From time to time, the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause), appoint new members in substitution therefor, and fill vacancies however caused.

                  (d) PERFORMANCE GOALS. A new Section 12.9 shall be added to the Plan which provides as follows:

                  12.9 PERFORMANCE GOALS. For purposes of qualifying Performance Unit Awards, Restricted Stock Awards and Stock Reference Awards as "performance-based compensation" under Section 162(m) of the Code, the Committee, in its sole discretion, may set restrictions based upon the achievement of performance goals. The performance goals shall be based upon earnings per share, reductions in costs and/or increases in sales of the Company or specified business divisions and shall be set by the Committee on or before the latest date permissible to enable such Awards to qualify as "performance-based compensation" under Section 162(m) of the Code. In granting such Awards that are intended to qualify under Code Section 162(m), the Committee shall follow any procedures determined by it in its sole discretion from time to time to be necessary, advisable or appropriate to ensure qualification of such Awards under Code Section 162(m).

         3. REFERENCES TO THE PLAN. From and after the effectiveness of this Amendment No. 1, all references in the Plan to "this Plan," "hereof," "herein" and similar terms shall mean and refer to the Plan as amended by this Amendment No. 1, and all references in other documents to the Plan shall mean the Plan as amended by this Amendment No. 1. This Amendment No. 1 shall not be modified, supplemented or terminated in any manner whatsoever except in accordance with
Section 14.1 of the Plan.

         4. RATIFICATION AND CONFIRMATION. The Plan is hereby ratified and confirmed and, except as herein amended, remains in full force and effect.

         IN WITNESS WHEREOF, the Secretary of the Company hereby certifies the approval of this Amendment No. 1 by the Stockholders of the Company as of April 3, 2000.

THE COMPANY:

SALESLOGIX CORPORATION


By: /s/ Gary R. Acord
   ------------------------------------------
    Gary R. Acord, Secretary

                                    EXHIBIT A

                             SALESLOGIX CORPORATION

                           1996 EQUITY INCENTIVE PLAN
               As amended and restated effective upon consummation
                    of the Company's initial public offering


                               ARTICLE 1: PURPOSE

         1.1 General. The purpose of the SalesLogix Corporation 1996 EQUITY INCENTIVE PLAN (the "Plan") is to promote the interests of SalesLogix Corporation (the "Company"), by enabling the Company to motivate, attract, and retain the services of persons upon whose judgment, efforts, and contributions the success of the Company's business depends. The plan is further intended to align the personal interests of such persons with the interests of stockholders of the Company through equity participation in the Company's growth and success. Capitalized terms not otherwise defined in the text are defined in Article 16.

                        ARTICLE 2: EFFECTIVE DATE; TERM

         2.1 Effective Date. The effective date of the Plan is January 15, 1996 (the "Effective Date"), which is the date as of which the Plan was approved by the Board of Directors and stockholders of the Company. This amendment and restatement of the Plan was approved by the Board on March 19, 1999 and the Company's stockholders as of April __, 1999 and shall be effective upon the consummation of the Company's initial underwritten public offering of its Stock.

         2.2 Term. This Plan shall continue in effect until terminated in accordance with Article 14, except that Incentive Stock Option Awards shall not be granted after the tenth (10th) anniversary of the Effective Date.

                     ARTICLE 3: SHARES SUBJECT TO THE PLAN

         3.1 Number of Shares. The aggregate number of shares of Stock reserved and available for Awards or which may be used to provide a basis of measurement or valuation of an Award (such as an SAR or Performance Unit Award) shall be Four Million Five Hundred Thousand (4,500,000) shares (the "Shares") of Stock, plus an annual increase to be added on the first day of the Company's fiscal year beginning in 2000 equal to the lesser of (i) 1,500,000 shares, (ii) 5% of the adjusted average shares of outstanding Stock used to calculate fully diluted earnings per share as reported in the Annual Report to stockholders for the preceding year, or (iii) a lesser amount determined by the Board; provided, however, that any shares from any increases in previous years that are not actually issued shall be added to the aggregate number of Shares available for issuance under the Plan; and provided further that the maximum number of Shares available for Incentive Stock Option Awards shall be Four Million Five Hundred Thousand (4,500,000) shares.

         3.2 Lapsed Awards. To the extent that an Award terminates, expires or lapses for any reason, any shares of Stock subject to the Award will again be available for the grant of an Award under the Plan (other than shares of Stock subject to an Incentive Stock Option Award), and shares subject to SARs or other Awards settled in cash will be available for the grant of an Award under the Plan, in each case to the full extent available pursuant to the applicable rules and interpretations of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         3.3 Payments in Stock. Any shares of Stock tendered to or withheld by the Company in connection with payment for Stock purchased pursuant to the Plan or withholding taxes thereon shall be added back to the aggregate number of shares reserved and available for Awards under the Plan (other than shares of Stock subject to an Incentive Stock Option Award), in each case to the fullest extent permitted under the applicable rules and interpretations of the Exchange Act.

         3.4 Stock Distributed. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock, or Stock purchased on the open market.

                             ARTICLE 4: ELIGIBILITY

         4.1 General. Awards may be granted only to an individual who is an employee (including an employee who also is a director or officer), officer, director, consultant, independent contractor, or adviser of the Company or a Subsidiary, as determined by the Board.

                           ARTICLE 5: ADMINISTRATION

         5.1 Board. The Plan shall be administered by the Board or a Committee appointed by the Board to administer the Plan at any time or from time to time. If the Company has a class of equity securities registered under
Section 12 of the Exchange Act, the Plan shall be administered by the Board or a Committee of the Board in accordance with Rule 16b-3, or successor legislation, under the Exchange Act. Once appointed, the Committee shall continue to serve until otherwise directed by the Board. From time to time, the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause), appoint new members in substitution therefor, and fill vacancies however caused.

         5.2 Authority of Board. The Board has the exclusive power, authority, and discretion to:

                  (a)      Designate Participants;

                  (b) Determine the type or types of Awards to be granted to each Participant;

                  (c) Determine the number of Awards to be granted and the number of shares of Stock subject to an Award;

                  (d) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

                  (e) Determine the terms and conditions of any Award granted under the Plan, including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award and accelerations or waivers thereof, and any modification or amendment of any Award previously granted, based in each case on such considerations as the Board in its sole discretion determines;

                  (f) Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

                  (g) Determine whether, to what extent, and under what circumstances cash, Stock, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Board;

                  (h) Decide all other matters that must be determined in connection with an Award;

                  (i) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

                  (j) Interpret the Plan, any Award, and any Award Agreement in its discretion; and

                  (k) Make all other decisions and determinations that may be required under the Plan or as the Board deems necessary or advisable to administer the Plan.

         5.3 Decisions Binding. All decisions, interpretations, and determinations by the Board with respect to the Plan, any Award, and any Award Agreement are final, binding, and conclusive on all parties.

                            ARTICLE 6: STOCK OPTIONS

         6.1 General. The Board is authorized to grant Options to Participants on the following terms and conditions:

                  (a) Exercise Price. The exercise price per share of Stock under an Option shall be determined by the Board.

                  (b) Payment. Payment for Stock issued upon exercise of an Option shall be made in accordance with Article 11 of the Plan.


                  (c) Time and Conditions of Exercise. The Board shall determine the time or times at which an Option may be exercised in whole or in part, provided that no Option may be exercisable prior to six months following the date of the grant of such Option if and to the extent such limitation is necessary or required under Rule 16b-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

                  (d) Evidence of Option. All Options shall be evidenced by a written Award Agreement between the Company and the Participant. The Award Agreement shall include such provisions as may be specified by the Board.

         6.2 Incentive Stock Options. The terms of any Incentive Stock Options granted under the Plan must comply with the following additional rules:

                  (a) Employees Only. Incentive Stock Options may only be granted to employees (including officers and directors who are also employees) of the Company or a Subsidiary.

                  (b) Exercise Price. The exercise price per share of Stock shall be set by the Board, provided that the exercise price for any Incentive Stock Option may not be less than the Fair Market Value as of the date of the grant.

                  (c) Exercise. In no event may any Incentive Stock Option be exercisable for more than ten years from the date of its grant.

                  (d) Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time an Award is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.00.

                  (e) Ten Percent Owners. An Incentive Stock Option may be granted to a Ten Percent Owner, provided that at the time such option is granted the exercise price per share of Stock shall not be less than 110% of the Fair Market Value and such option by its terms is not exercisable after the expiration of five (5) years from the date of its grant.

                  (f) Expiration of Incentive Stock Options. No Award of an Incentive Stock Option may be made pursuant to this Plan after the expiration of ten (10) years from the Effective Date.

                  (g) Right to Exercise. During a Participant's lifetime, an Incentive Stock Option may be exercised only by the Participant.

                  (h) Tax-Qualified ISOP Options. All provisions of the Plan relating to Incentive Stock Options shall be administered and interpreted in accordance, and so as to comply, with the provisions of Section 422 of the Code.

         6.3 Termination of Participant. Notwithstanding the exercise periods set forth in any Award Agreement, Options shall be subject to the following:

                  (a) An Option shall lapse ten years after it is granted, unless an earlier time is set in the Award Agreement.

                  (b)      If a Participant's employment is terminated due to
(i) Disability, (ii) Retirement, or (iii) for any other reason other than for Cause, such Participant may exercise his or her Incentive Stock Options only to the extent that such Incentive Stock Options would have been exercisable on the Termination Date; provided, that such exercise is made prior to the earlier of
(i) the expiration of three (3) months (six (6) months in the case of Disability) after the Termination Date or (ii) the expiration date of the Option set forth in the Award Agreement. If a Participant's employment is terminated due to Cause, the Participant's Incentive Stock Options shall automatically lapse and not be exercisable by the Participant, whether or not such Options were vested.

                  (c) If a Participant's employment, contractual or other relationship with the Company is terminated due to (i) Disability, (ii) Retirement, or (iii) for any other reason other than for Cause, such Participant may exercise his or her Non-Qualified Stock Options, only to the extent that such Options would have been exercisable on the Termination Date; provided, that such exercise is made within six months after the Termination Date, or such other time period as set forth in the Award Agreement. If a Participant's employment, contractual or other relationship is terminated due to Cause, the Participant's Non-Qualified Stock Options shall automatically lapse and not be exercisable by the Participant, whether or not such Options were vested.

                  (d) If a Participant dies before his or her Options lapse pursuant to this Section, then the Participant's Options may be exercised, only to the extent that such Options would have been exercisable on the date of the Participant's death; provided that such exercise is made prior to the earlier of
(i) the first anniversary of such Participant's death or (ii) the expiration date of the Option set forth in the Award Agreement. Upon the Participant's death, any exercisable Options may be exercised by the Participant's legal representative or representatives.

                      ARTICLE 7: STOCK APPRECIATION RIGHTS

         7.1 Grant of SARs. The Board is authorized to grant SARs to Participants on the following terms and conditions:


                  (a) Right to Payment. Upon the exercise of a Stock Appreciation Right, the Participant to whom it is granted has the right to receive the excess, if any, of:

                           (1) The Fair Market Value of one share of Stock on the date of exercise; over

                           (2) The grant price of the SAR as determined by the Board, which shall not be less than the Fair Market Value of one share of Stock on the date of grant in the case of any SAR.

                  (b) Other Terms. All awards of Stock Appreciation Rights shall be evidenced by an Award Agreement. The terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any Stock Appreciation Right shall be determined by the Board at the time of the grant of the Award and shall be reflected in the Award Agreement.

                          ARTICLE 8: PERFORMANCE UNITS

         8.1 Grant of Performance Units. The Board is authorized to grant Performance Units to Participants on such terms and conditions as may be selected by the Board. The Board shall have the complete discretion to determine the number of Performance Units granted to each Participant. All Awards of Performance Units shall be evidenced by an Award Agreement.

         8.2 Right Under Performance Units. A grant of Performance Units gives the Participant rights, valued as determined by the Board, and payable to, or exercisable by, the Participant to whom the Performance Units are granted, in whole or in part, as the Board shall establish at grant or thereafter. The Board shall set performance goals and other terms or conditions to payment of the Performance Units in its discretion which, depending on the extent to which they are met, will determine the amount and value of cash, Stock, Awards, and/or other property that will be paid to the Participant.

         8.3 Other Terms. Performance Units may be payable in cash, Stock, or other Awards or property, or any combination thereof, and have such other terms and conditions as determined by the Board and reflected in the Award Agreement.

                       ARTICLE 9: RESTRICTED STOCK AWARDS

         9.1 Restricted Stock Awards. The Board is authorized to make Awards of Restricted Stock to Participants either in the form of a grant of Stock or an offer to sell Stock to a Participant, in such amounts and subject to such terms, conditions and restrictions as may be selected by the Board. All Awards of Restricted Stock shall be evidenced by an Award Agreement.

         9.2 Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, including without limitation "vesting" or forfeiture restrictions, as the Board may impose. These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Board determines at the time of the grant of the Award or thereafter.

         9.3 Forfeiture. Except as otherwise determined by the Board at the time of the grant of the Award or thereafter, upon termination of employment during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided, however, that the Board may provide in any Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in specified circumstances, and the Board may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

         9.4 Payment and Certificates for Restricted Stock. If a Restricted Stock Award provides for the purchase of Stock by a Participant, payment shall be made pursuant to Article 11 of the Plan. Restricted Stock granted under the Plan may be evidenced in such manner as the Board shall determine. To the extent that an Award is granted in the form of newly issued Restricted Stock, the Award recipient, as a condition to the grant of such an Award, shall be required to pay to the Company in cash, cash equivalents or other legal consideration an amount equal to the par value of such Restricted Stock. To the extent that an Award is granted in the form of Restricted Stock from the Company's treasury, no such cash consideration shall be required of the Award recipients. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company shall retain physical possession of the certificate until such time as all applicable restrictions lapse.

                       ARTICLE 10: STOCK-REFERENCE AWARDS

         10.1 Grant of Stock-Reference Awards. The Board is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Stock, as deemed by the Board to be consistent with the purposes of the Plan, including without limitation shares of Stock awarded purely as a "bonus" and not subject to any restrictions or conditions, other rights convertible or exchangeable into shares of Stock, and awards valued by reference to book value of shares of Stock or the value of securities of or the performance of specified divisions or Subsidiaries of the Company. The Board shall determine the terms and conditions of such Awards.

                    ARTICLE 11: PAYMENT FOR STOCK PURCHASES;
                        WITHHOLDING TAXES; RELOAD OPTIONS

         11.1 Payment. Payment for Stock purchased pursuant to the Plan may be made in cash (by check) or, where expressly approved for the Participant by the Board in an Award Agreement or otherwise in writing and where permitted by law:

                  (a) by cancellation of indebtedness of the Company to the Participant;

                  (b) by surrender of (or attestation to the ownership of) Stock valued at Fair Market Value on the date new Stock is purchased under the Plan; provided, however, that such surrender or attestation shall not be permitted if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Award for financial reporting purposes;

                  (c) by waiver of compensation due or accrued to Participant for services rendered;

                  (d)      by tender of property acceptable to the Board;

                  (e) with respect only to purchases upon exercise of an Option, and provided that a public market for the Company's stock then exists:

                           (1) through a "same day sale" commitment from Participant and a broker-dealer that is a member of the National Association of Securities Dealers (a "NASD Dealer") whereby Participant irrevocably elects to exercise the Option and to sell a portion of the Stock so purchased to pay for the exercise price, and whereby the NASD Dealer irrevocably commits upon receipt of such Stock to forward the exercise price directly to the Company;

                           (2)      through a "margin" commitment from
                  Participant and a NASD Dealer whereby Participant irrevocably elects to exercise the Option and to pledge the Stock so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price, and whereby the NASD Dealer irrevocably commits upon receipt of such Stock to forward the exercise price directly to the Company; or

                           (3) through any other "cashless exercise" procedure approved by the Board; or

                  (f) by any combination of the foregoing, or any other method of payment acceptable to the Board in its sole discretion.

         11.2 Loan Guarantees. The Board may, in its discretion, help the Participant pay for Shares purchased under the Plan by authorizing a guarantee by the Company of a third-party loan to the Participant.

         11.3 Tax Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan. Whenever, under the Plan, payments in satisfaction of Awards are to be made in cash, such payment shall be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements. With respect to withholding required upon any taxable event relating to the issuance of Stock under the Plan, Participants may elect (the "Election"), on or prior to the date of such taxable event, to satisfy the withholding requirement, in whole or in part, by having the Company or any Subsidiary withhold shares of Stock having a Fair Market Value on the date of withholding equal to the amount to be withheld for tax purposes. The Board may disapprove any Election or may suspend or terminate the right to make Elections. An Election is irrevocable. The Board may, at the time any Award is granted, require that any and all applicable tax withholding requirements be satisfied by the withholding of shares of Stock as set forth above.

         11.4 Reload Options. Award Agreements may contain a provision pursuant to which a Participant who pays all or a portion of the exercise price of an Option or the tax required to be withheld pursuant to an exercise of an Option by surrendering shares of Stock pursuant to Sections 11.1 or 11.3, respectively, shall be automatically granted an Option for the purchase of Stock equal to the number of shares surrendered (a "Reload Option"). The grant of the Reload Option shall be effective on the date the Participant surrenders the shares of Stock in respect of which the Reload Option is granted (the "Reload Date"). The Reload Option shall have an exercise price equal to the Fair Market Value of the Stock on the Reload Date, and shall have a term which is no longer, and which shall lapse no later, than the original term of the underlying option. If stock otherwise available under an Incentive Stock

Option is withheld pursuant to Section 11.3, any Reload Option granted in connection with the withholding shall be treated as a new Incentive Stock Option, subject to the rules set forth in Section 6.2.

                  ARTICLE 12: PROVISIONS APPLICABLE TO AWARDS

         12.1 Stand-Alone, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Board, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

         12.2 Modification or Assumption of Awards. Within the limitations of the Plan, the Board may modify, extend or assume outstanding Awards or may accept the cancellation of outstanding Awards (whether granted by the Company or by another issuer) in return for the grant of new Awards for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of an Award shall, without the consent of the Participant, alter or impair his or her rights or obligations under such Award.

         12.3 Exchange Provisions. The Board may at any time offer to exchange or buy out any previously granted Award for a payment in cash, Stock, or another Award, based on the terms and conditions the Board determines and communicates to the Participant at the time the offer is made.

         12.4 Term of Award. The term of each Award shall be for the period as determined by the Board, provided that in no event shall the term of any Incentive Stock Option or a Stock Appreciation Right exceed a period of ten years from the date of its grant.

         12.5 Form of Payment for Awards. Subject to the terms of the Plan and any applicable law or Award Agreement, payments or transfers to be made by the Company or a Subsidiary on the grant or exercise of an Award may be made in such forms as the Board determines at or after the time of grant, including without limitation, cash, Stock, other Awards, or other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Board.

         12.6 Limits on Transfer. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. Except as otherwise provided below, no Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution or, except in the case of an Incentive Stock Option, pursuant to a "domestic relations order" as defined in the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. In the Award Agreement for any Award other than an Award that includes an Incentive Stock Option, the Board may allow a Participant to assign or otherwise transfer all or a portion of the rights represented by the Award to specified individuals or classes of individuals, or to a trust or other entity benefiting such individuals or classes of individuals, subject to such restrictions, limitations, or conditions as the Board deems appropriate. At the discretion of the Board, the Company may reserve to itself or its assignees in any Award (a) a right of first refusal to purchase any Stock which a Participant may propose to transfer to a third party and/or (b) a right to repurchase any and all Stock held by a Participant upon the Participant's termination of employment or other relationship with the Company or its Parent or Subsidiary for any reason, including Death or Disability, at a price for such Stock as determined by the Board.

         12.7 Market Standoff. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, a Participant shall not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to, any Stock issued pursuant to an Award granted under the Plan without the prior written consent of the Company or its underwriters. Such limitations shall be in effect for such period of time as may be requested by the Company or such underwriters and agreed to by the Company's officers and directors with respect to their shares; provided, however, that in no event shall such period exceed 180 days. The limitations of this subsection shall in all events terminate two years after the effective date of the Company's initial public offering. Holders of Stock issued pursuant to an Award granted under the Plan shall be subject to the market standoff provisions of this subsection only if the officers and directors of the Company are also subject to similar arrangements.

                  In the event of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the Company's outstanding Stock effected as a class without the Company's receipt of consideration, then any new, substituted or additional securities distributed with respect to the purchased Stock shall be immediately subject to the provisions of this subsection, to the same extent the purchased Stock is at such time covered by such provisions.

                  In order to enforce the limitations of this subsection, the Company may impose stop-transfer instructions with respect to the purchased Stock until the end of the applicable standoff period.

         12.8 Stock Certificates. All Stock certificates delivered under the Plan are subject to any stop-transfer orders and other restrictions as the Board deems necessary or advisable to comply with federal or state securities laws, rules, and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Board may place legends on any Stock certificate to reference restrictions applicable to the Stock.

                    ARTICLE 13: CHANGES IN CAPITAL STRUCTURE

         13.1 General; Adjustments. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Stock, a declaration of a dividend payable in a form other than Stock in an amount that has a material effect on the price of the Stock, a combination or consolidation of the outstanding Stock (by classification or otherwise) into a lesser number of shares of Stock, a recapitalization, a spin-off or a similar occurrence, or the assumption and conversion of outstanding grants of a company acquired by the Company or its Subsidiary, the Board shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of (a) the number of shares of Stock available for future Awards under Article 3, (b) the limitations set forth in Article 3, (c) the number and kind of shares of Stock covered by each outstanding Award or (d) the exercise price under each outstanding Option and other Award in the nature of rights that may be exercised. Except as provided in this Article 13, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

         13.2 Dissolution or Liquidation. To the extent not previously exercised, Awards shall terminate immediately prior to the dissolution or liquidation of the Company.

         13.3 Reorganizations. In the event that the Company is a party to a merger, consolidation or other reorganization, outstanding Awards shall be subject to the agreement of merger, consolidation or reorganization. The Board may cause such agreement to provide, without limitation, (a) for the continuation of outstanding Awards by the Company (if the Company is a surviving corporation), (b) for their assumption by the surviving corporation or its parent or subsidiary, (c) for the substitution by the surviving corporation or its parent or subsidiary of its own awards for such Awards, (d) for accelerated vesting, accelerated expiration and/or lapse of restrictions, or (e) for settlement in cash or cash equivalents. If the Board does not cause such agreement to provide for one of the alternatives in (a), (b), (c), (d) or (e) above, then all outstanding Options and other Awards in the nature of rights that may be exercised shall become fully exercisable and all restrictions on other Awards shall lapse, upon the effectiveness of the transactions contemplated by such agreement.

              ARTICLE 14: AMENDMENT, MODIFICATION, AND TERMINATION

         14.1 Amendment, Modification, and Termination. With the approval of the Board, at any time and from time to time, the Board may terminate, amend, or modify the Plan. An amendment or modification of the Plan shall be subject to the approval of the stockholders of the Company only to the extent required by applicable laws, regulations and rules.

         14.2 Awards Previously Granted. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant.

                         ARTICLE 15: GENERAL PROVISIONS

         15.1 No Rights to Awards. No Participant or employee shall have any claim to be granted any Award under the Plan, and neither the Company nor the Board is obligated to treat Participants and employees uniformly.

         15.2 No Stockholders Rights. No Award gives the Participant any of the rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

         15.3 No Right to Employment. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's employment or other relationship with the Company at any time, nor confer upon any Participant any right to continue in the employment or any other relationship of the Company or any Subsidiary.

         15.4 Unfunded Status of Awards. The Plan is intended to be an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

         15.5 Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary.

         15.6 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

         15.7 Titles and Headings. The titles and headings of the Articles and Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

         15.8 Fractional Shares. No fractional shares of stock shall be issued and the Board shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up.

         15.9 Securities Law Compliance. With respect to any person who is, on the relevant date, obligated to file reports under Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Section 16 or its successors under the Exchange Act. To the extent any provision of the Plan or any Award Agreement or any action by the Board fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Board.

         15.10 Government and Other Regulations. The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register under the Securities Act, any of the shares of Stock paid under the Plan. If the shares of Stock paid under the Plan may in certain circumstances be exempt from registration under the Securities Act, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption. As a condition to the exercise of an Option or any other receipt of Stock pursuant to an Award under the Plan, the Company may require the Participant to represent and warrant at the time of any such exercise or receipt that such Stock is being purchased or received only for the Participant's own account and without any present intention to sell or distribute such Stock if, in the opinion of counsel for the Company, such a representation is required by any relevant provision of the aforementioned laws. At the option of the company, a stop-transfer order against any such Stock may be placed on the official stock books and records of the Company, and a legend indicating that such Stock may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) standing that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration. The Board may also require such other action or agreement by the Participant as may from time to time be necessary to comply with federal and state securities laws.

         15.11 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Arizona.

         15.12 Nonexclusivity of the Plan. Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of stock options or other rights otherwise than under the Plan.

                            ARTICLE 16: DEFINITIONS

         16.1 Definitions. The following words and phrases shall have the following meanings for purposes of this Plan:


                  (a) "Award" means any Option, Stock Appreciation Right, Restricted Stock Award, Performance Unit, Stock-Reference Award or any other right or interest relating to Stock, cash or property, granted to a Participant under the Plan.

                  (b) "Award Agreement" means any written agreement, contract, or other instrument or document evidencing an Award.

                  (c) "Board" means the Board of Directors of the Company or, if the context so requires, a Committee thereof appointed pursuant to
Article 5.

                  (d) "Cause" means (i) conviction of any crime involving fraud or gross misconduct, (ii) noncompliance with reasonable directives of the Board or its designees, (iii) violation of Company rules, policies or procedures or of the Plan or any applicable Award Agreement.

                  (e) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  (f) "Committee" means the committee of the Board described in Article 5.

                  (g) "Disability" means the following: A Participant shall be disabled if he or she is unable to perform the duties of his customary position of employment by reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than 12 months. The Board may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant's condition.

                  (h) "Fair Market Value" means with respect to Stock or any other property, the fair market value of such Stock or other property determined by the Board in good faith using such methods or procedures as may be established from time to time by the Board. Unless otherwise determined by the Board, the Fair Market Value of Stock as of any date shall be the mean between the bid and asked quotations for the Stock on that date as reported by the National Association of Securities Dealers Automated Quotation System (NASDAQ) or, if there are no bid or asked quotations on such date, the mean between the bid and asked quotations on the next preceding date for which quotations are available. If the Stock is subsequently listed and traded upon a recognized securities exchange or shall be quoted on a recognized national market system, the Fair Market Value shall be the closing price on such date or, if no closing price is so reported for that date, the closing price on the next preceding date for which a closing price was reported.

                  (i) "Incentive Stock Option" means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

                  (j) "Non-Qualified Stock Option" means an Option that is not intended to be an Incentive Stock Option.

                  (k)      "Option" means a right granted to a Participant under
Article 6 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

                  (l) "Participant" means a person who, as an officer, employee, consultant, independent contractor, or adviser of the Company or any Subsidiary, has been granted an Award under the Plan.

                  (m) "Performance Unit" means a right granted to a Participant under Article 8 to receive cash, Stock, or other Awards.

                  (n) "Plan" means the SalesLogix Corporation 1996 Equity Incentive Plan, as amended from time to time.

                  (o) "Restricted Stock Award" means Stock granted to a Participant or offered for sale to a Participant under Article 9.

                  (p) "Retirement" means a Participant's termination of employment with the Company after attaining any normal or early retirement age specified in any pension, profit sharing, or other retirement program sponsored by the Company, if any.

                  (q) "Securities Act" means the Securities Act of 1933, as amended.

                  (r) "Stock" means Common Stock ($.001 par value) of the Company and such other securities of the Company that may be substituted for Stock pursuant to Article 13.

                  (s) "Stock Appreciation Right" or "SAR" means a right granted to a Participant under Article 7 to receive a payment equal to the difference between the Fair Market Value of a share of Stock as of the date of exercise of the SAR over the grant price of the SAR, all as determined pursuant to Article 7.

                  (t) "Stock-Reference Award" means a right, granted to a Participant under Article 10.

                  (u) "Subsidiary" means any corporation of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

                  (v) "Ten Percent Owner" means any individual who, at the date of grant of an Incentive Stock Option, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company or a Subsidiary. For purposes of determining such percentage, the following rules shall apply:

                           (1) The individual with respect to whom such percentage is being determined shall be considered as owning the Stock owned, directly or indirectly, by or for his brothers and sisters (whether by the whole or half blood), spouse, ancestors, and lineal descendants; and

                           (2) Stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust, shall be considered as being owned proportionately by or for its stockholders, partners, or beneficiaries.

                  (w) "Termination Date" means the date on which the employment (or other service or relationship in the case of a Participant who is not an employee of the Company) of a Participant terminates for any reason or no reason.